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[LONE STAR TECHNOLOGIES, INC. LETTERHEAD]

        LONE STAR                                                   NEWS RELEASE
        TECHNOLOGIES, INC.
                                                    CONTACT:  CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                            Fax:  (972) 770-6471


                    LONE STAR TECHNOLOGIES, INC. ANNOUNCES
                             SALE OF COMMON STOCK

Dallas, TX, April 24, 2002 . . . . . Lone Star Technologies, Inc. (Lone Star),
NYSE:LSS announced today that it has sold 3,250,000 shares of Lone Star common stock through Goldman, Sachs & Co. under a previously filed universal shelf registration statement. The net proceeds to Lone Star will be somewhat in excess of $80 million. Lone Star intends to use the net proceeds from the offering for one or more of the following purposes: to pay a portion of the purchase price for Lone Star's possible acquisition of the Tubular Products Division of North Star Steel Company in the event Lone Star's proposal ultimately results in an acquisition of such division; to acquire other complimentary businesses or to make compatible asset investments; or to provide funds for working capital and other corporate purposes.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

        This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.

        This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. A copy of the prospectus for the offering can be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.